FORM  11-K



(Mark One)



[  X  ]	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
            EXCHANGE ACT OF  1934


For the fiscal year ended December 31, 1993

OR

[      ]	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
            SECURITIES EXCHANGE ACT OF 1934 (NO FEE REQUIRED)



For the transition period from  			to

Commission file number 33-19425


	A.	Full title of the Plan:  Fleet Financial Group, Inc. Savings Plan



	B.	Name of issuer of the securities held pursuant to the Plan and the address of its principal executive office:

 			Fleet Financial Group, Inc.
	 		50 Kennedy Plaza
		 	Providence, RI  02903

Financial Statements of the Plan:
- - --------------------------------------

		Report of Independent Auditors.

		1.	Statements of Net Assets Available for Benefits.
		2.	Statements of Changes in Net Assets Available for Benefits.
		3.	Notes to Financial Statements.
		4.	Supplemental Schedules:

			Exhibit I - Assets Held for Investments
   Exhibit II - Transactions or Series of Transactions in Excess of 5%
                  of the Current Value of Plan Assets.


Exhibit.
- - ---------

Consent of Ernst & Young to the incorporation by reference in the Registration Statement (Form S-8, No. 33-19425) pertaining to the plan of their report dated June 14, 1994 with respect to the Plan financial statements for the year ended December 31, 1993.




                               SIGNATURES



	The Plan.  Pursuant to the requirements of the Securities
Exchange Act of 1934, the Trustee has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.





                     					FLEET FINANCIAL GROUP, INC.


                 				by: /s/  William C. Mutterperl
                         ----------------------------------

                         William C. Mutterperl
             					       Senior Vice President, Secretary
                           and General Counsel
                         Fleet Financial Group, Inc.









Dated:  June 28, 1994

















































                   FINANCIAL STATEMENTS OF THE PLAN







The Financial Statements of the Plan were prepared in accordance with the financial reporting requirements of ERISA and; therefore, they have been submitted in paper under cover Form SE pursuant to Rule 311 of Regulation S-T.